Executive Officers and Directors of
Diamondback Energy, Inc. and
Diamondback E&P LLC

Name	Class A Common Stock Beneficially Owned		Percentage of Class Beneficially Owned	Principal Occupation
Travis D. Stice	106,169		*	Chief Executive Officer and Chairman of the Board
M. Kaes Van’t Hof	35,362		*	President and Chief Financial Officer
Daniel N. Wesson	2,500		*	Executive Vice President and Chief Operating Officer
Matt Zmigrosky	4,253		*	Executive Vice President, Chief Legal and Administrative Officer and Secretary
Teresa L. Dick	11,540		*	Executive Vice President, Chief Accounting Officer and Assistant Secretary
Albert Barkmann	1,000		*	Executive Vice President and Chief Engineer
Chad McAllaster	0		*	Executive Vice President of Operations
Jere W. Thompson III	0		*	Executive Vice President—Strategy and Corporate Development
Vincent K. Brooks	0		*	Director
David L. Houston	0		*	Director
Rebecca A. Klein	0		*	Director
Stephanie K. Mains	0		*	Director
Charles A. Meloy	0		*	Director
Mark L. Plaumann	0		*	Director
Robert K. Reeves	0		*	Director
Lance W. Robertson	0		*	Director
Melanie M. Trent	0		*	Director
Frank D. Tsuru	0		*	Director
Steven E. West	26,060	(1)	*	Director

*Less than 1%
(1) Excludes interests that will not vest within 60 days.
To Diamondback’s knowledge, each of the listed in the table above has sole voting power and dispositive power with respect to all of Common Units reported for him or her in such table as of February 3, 2025.